Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-175861

PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated April 10, 2012)

7,692,308 Shares
Common Stock

This Prospectus Supplement No. 8 supplements the prospectus dated April 10, 2012 or the prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-175861).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2012 (the “Current Report”).  Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to the disposition from time to time by the selling stockholders identified in the prospectus, or their permitted transferees or other successors-in-interest, of an aggregate of 7,692,308 shares of our common stock, including shares issuable upon the exercise of warrants to purchase our common stock.  We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus.  If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market under the symbol “TEAR,” and on the Toronto Stock Exchange under the symbol “TLB.”  The last reported sale price of our common stock on The NASDAQ Capital Market on August 7, 2012 was $3.59 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, and “Part II — Item 1A — Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 16, 2012

TEARLAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2012, the compensation committee, or the Committee, of the board of directors of TearLab Corporation, or the Company, approved the payment of previously announced milestone bonuses based on the receipt of CLIA waiver categorization for the TearLabTM Osmolarity System, or the CLIA Bonus, to certain members of the Company’s management team.

The CLIA Bonus will be paid in the form of restricted stock units, or RSUs, issued pursuant to the Company’s 2002 Stock Option Plan, as amended.  A total of 440,000 RSUs were approved, of which 80,000 will be issued to Elias Vamvakas, Chairman of the board of directors and Chief Executive Officer, and 40,000 will be issued to each of Bill Dumencu, Chief Financial Officer, Robert Walder, Vice President, Operations, and Stephen Zmina, Vice President, Manufacturing and Engineering.  The number of RSUs issued to each recipient will be reduced by an amount, based on the market price of the Company’s common stock, to cover withholding taxes applicable to each award.  Each RSU will be fully vested at the date of grant and the underlying shares of stock will be issued upon the first to occur of (i) termination of the recipient’s service to the Company; (ii) a change in control of the Company; (iii) the death of the recipient; (4) the disability of the recipient; or (5) September 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu
Chief Financial Officer

Date:  September 19, 2012